Exhibit 99.1

USANA Health Sciences Opens in the Philippines

SALT LAKE CITY--(BUSINESS WIRE)--January 19, 2009--USANA Health Sciences, Inc. (NASDAQ: USNA) today began operations in the Philippines, the 14th market where independent Associates sell USANA’s high quality nutritional supplements.

According to the Direct Selling Association of the Philippines, annual direct selling revenues in the country total about $500 million. As one of the 25 largest markets globally for direct sales, the Philippines offers USANA a significant direct selling opportunity.

“During these tough economic times, USANA is fortunate to be able to continue its international growth," said USANA CEO Dave Wentz. “We believe the Philippines will be another strong market for our company. For many USANA Associates, entering the Philippines provides them with a great opportunity to build their business in a market where they already have strong ties.”

For more information about USANA’s products and opportunity, visit www.usana.com.

About USANA

USANA Health Sciences develops and manufactures high-quality nutritionals, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Malaysia, the Philippines, Mexico, the Netherlands and the United Kingdom.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Dan Macuga
Vice President of Marketing & Public Relations
801-954-7280
Dan.Macuga@us.usana.com